Exhibit (d)(24)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of July 16, 2014, between AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware (“FMG LLC” or “Manager”) and OppenheimerFunds, Inc., a corporation organized under the laws of the State of Colorado (“Oppenheimer” or “Adviser”).

WHEREAS, FMG LLC and Oppenheimer agree to modify the Investment Advisory Agreement, dated as of May 1, 2011, as amended, (“Agreement”) as follows:

1. Name Change. Effective May 1, 2014, the name of EQ/Global Multi-Sector Equity Portfolio was changed to AXA Global Equity Managed Volatility Portfolio.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/Oppenheimer Global Portfolio and AXA Global Equity Managed Volatility Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date set forth below.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		OPPENHEIMERFUNDS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Lamar Kures
	Steven M. Joenk		Name: Lamar Kures
	Chairman, Chief Executive Officer and President		Title: SVP, Head of Distribution Operation

AMENDMENT NO. 2

TO

INVESTMENT ADVISORY AGREEMENT

OPPENHEIMERFUNDS, INC.

Related Portfolios	Annual Advisory Fee Rate***
Global Portfolios, which shall consist of the EQ/Oppenheimer Global Portfolio and Other Allocated Portion(s)** identified directly below (collectively, referred to as “Global Portfolios”):	0.45% of the Global Portfolios’ average daily net assets up to and including $50 million; 0.40% of the Global Portfolios’ average daily net assets over $50 million.

AXA Global Equity Managed Volatility Portfolio*,**

*	Fee to be paid with respect to the Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser.
**	Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by FMG LLC and advised by the Adviser, which are classified as “Global Portfolios.”
***	The daily advisory fee for the Global Portfolios is calculated by multiplying the aggregate net assets of the Global Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.